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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers and Members
Vantage Energy II, LLC:

We consent to the use of our report dated May 13, 2014, with respect to the consolidated financial statements of Vantage Energy II, LLC and its subsidiaries which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statement of operations, changes in members' equity, and statements of cash flows for the year ended December 31, 2013 and for the period from July 29, 2012 (inception) through December 31, 2012, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Denver, Colorado
July 7, 2014

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM